ROPES & GRAY LLP 191 NORTH WACKER DRIVE 32nd FLOOR CHICAGO, ILLINOIS 60606-4302 WWW.ROPESGRAY.COM	Exhibit 99.i.i

January 26, 2026

Ariel Investment Trust

200 East Randolph Street

Suite 2900

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel to Ariel Investment Trust, a Massachusetts business trust (the “Trust”), in connection with the filing of the Trust’s registration statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about January 27, 2026 (the “Registration Statement”) under the Securities Act of 1933, as amended, (the “Securities Act”) and the Investment Company Act of 1940, as amended, (the “Investment Company Act”) for the registration of an indefinite number of shares of beneficial interest (without par value ) of each share class of each series of the Trust (collectively, the “Series”) as set forth in Appendix A hereto (collectively, the “Shares”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Registration Statement;
(b)

a copy of the Trust’s Declaration of Trust, dated August 1, 1986, and the amendment thereto dated November 6, 2021 (the “Declaration of Trust”), on file in the office of the Secretary of State of the Commonwealth of Massachusetts;

(c)	the Trust’s By-Laws, as amended as of August 8, 2000; and
(d)	certain votes of the Trustees of the Trust.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to

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the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares of the Series under any applicable state and federal laws regulating offerings and sales of securities. We also have assumed that the Shares of the Series will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Declaration of Trust. For purposes of this opinion, we have relied solely on a certificate of good standing received from the Secretary of the Commonwealth of Massachusetts with respect to the Trust’s standing as a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and for purposes of this opinion have assumed that the interpretation and enforcement of each provision of the Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts. Our opinion is limited accordingly.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

The opinion expressed herein is limited to matters governed by the Securities Act and the Investment Company Act, and the rules and regulations promulgated thereunder (together, the “federal securities laws”), and the laws of the Commonwealth of Massachusetts. In particular, we express no opinion with respect to any matter governed by the securities or blue sky laws of the various states of the United States of America. To the extent that any opinion herein relates to matters governed by any laws other than the federal securities laws and/or the laws of the Commonwealth of Massachusetts, we have assumed that such laws are the same as the federal securities laws and/or the laws of the Commonwealth of Massachusetts in all relevant respects. We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, we are of the opinion that (i) the Trust is authorized to issue Shares of the Series under Massachusetts law and (ii) upon the issue and sale of the authorized but unissued Shares of the Series and upon receipt of the authorized consideration therefore in an amount not less than the net asset value of the Shares of the Series established and in force at the time of their sale, the Shares of the Series issued will be validly issued, fully paid and non-assessable by the Trust.

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The opinion expressed in this letter is limited to the matter set forth in this letter, and no other opinion should be inferred beyond the matter expressly stated. The opinion expressed herein is given only as of the date hereof, and we undertake no responsibility to update or supplement this opinion letter after the date hereof for any reason.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the Trust itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

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APPENDIX A

Funds	Share Classes
Ariel Fund	Investor Class Institutional Class
Ariel Appreciation Fund	Investor Class Institutional Class
Ariel Focus Fund	Investor Class Institutional Class
Ariel International Fund	Investor Class Institutional Class
Ariel Global Fund	Investor Class Institutional Class